Exhibit 99.3

NEWS RELEASE

July 6, 2017	Contact: Patricia Cosgel (203) 499-2624

Avangrid Declares Quarterly Dividend

Orange, CT – July 6, 2017 (NYSE: AGR) – Today Avangrid, Inc. announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its shares of common stock. This dividend is payable October 2, 2017 to shareholders of record at the close of business on September 8, 2017.

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $31 billion in assets and operations in 27 states. The company owns regulated utilities and electricity generation assets through two primary lines of business, Avangrid Networks and Avangrid Renewables. Avangrid Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates 6.5 gigawatts of electricity capacity, primarily through wind power, in 22 states across the United States. Avangrid employs approximately 6,800 people. For more information, visit www.avangrid.com.